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                                     EXHIBIT 99.1


                               HAWAIIAN AIRLINES, INC.

                     1996 NONEMPLOYEE DIRECTOR STOCK OPTION PLAN


     SECTION 1. PURPOSE OF PLAN. The purpose of this 1996 Nonemployee Director Stock Option Plan (this "Plan") of Hawaiian Airlines, Inc., a Hawaii corporation (the "Company"), is to encourage ownership in the Company by directors, to strengthen the ability of the Company to attract and retain the services of experienced and knowledgeable individuals as directors, and to provide those individuals with an incentive to work for the best interests of the Company and its shareholders.

     SECTION 2. PERSONS ELIGIBLE UNDER PLAN. Any member of the Board of Directors of the Company (the "Board") who is not an employee of the Company (a "Nonemployee Director") shall be eligible to receive Options (as hereinafter defined) pursuant to this Plan.

     SECTION 3.  TERMS OF OPTIONS.

     (a) As used herein, an "Option" shall mean an option to purchase one share of the Company's Common Stock, par value $.01 per share (a "Common Share"), subject to adjustment pursuant to the terms hereof. Each Option shall have the following additional terms:

              (i) it shall be exercisable in full six months and one day after the date on which such Option is granted (the "Date of Grant"); PROVIDED, HOWEVER, that any Option that is not then otherwise exercisable shall become exercisable immediately prior to a reorganization, merger or consolidation that would cause such Option to terminate pursuant to Section 3(d)(ii);

              (ii) it shall expire upon the first to occur of (A) the second anniversary of the date upon which the optionee shall cease to be a Nonemployee Director, or (B) the tenth anniversary of the Date of Grant of such Option; and

              (iii)     it shall have an exercise price equal to the greater of
(A) the Fair Market Value on the Date of Grant of such Option or (B) the par value of a Common Share on the Date of Grant.


     (b) Payment of the exercise price of any Option and the optionee's tax withholding obligation, if any, with respect to such Option shall be made in full in cash concurrently with the exercise of such Option; PROVIDED, HOWEVER, that the payment of such exercise price and/or tax withholding may instead be made, in whole or in part, by any one or more of the following:

              (i) the delivery of previously owned shares of capital stock of the Company, provided that the Company is not then prohibited from purchasing or acquiring shares of its capital stock or such other property; or
              (ii) the delivery, concurrently with such exercise and in accordance with Section 220.3(e)(4) of Regulation T promulgated under the Securities Exchange Act of 1934, as amended, of a properly executed exercise notice for such Option and irrevocable instructions to a broker promptly to deliver to the Company a specified dollar amount of the proceeds of a sale of or a loan secured by the Common Shares issuable upon exercise of such Option.


     (c) The "Fair Market Value" of a Common Share or other security on any date (the "Determination Date") shall be equal to the closing price per Common Share or unit of such other security on the business day immediately preceding the Determination Date on the American Stock Exchange (or such other exchange or interdealer quotation system on which the Common Shares or such other security are then listed or quoted) or, if no closing price was so reported for such immediately preceding business day, the closing price for the next preceding business day for which a closing price was so reported, or, if no closing price was so reported for any of the 30 business days immediately preceding the Determination Date, the average of the closing bid and asked prices per

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Common Share or unit of such other security on the business day immediately preceding the Determination Date as furnished by a professional market maker, selected by the Board, making a market in the Common Shares or such other security.

     (d) All outstanding Options shall terminate upon the first to occur of the following:

              (i)  the dissolution or liquidation of the Company;

              (ii) a reorganization, merger or consolidation of the Company (other than a reorganization, merger or consolidation the sole purpose of which is to change the Company's domicile solely within the United States) as a result of which the outstanding securities of the class then subject to such outstanding Options are exchanged for or converted into cash, property and/or securities not issued by the Company, unless such reorganization, merger or consolidation shall have been affirmatively recommended to the shareholders of the Company by the Board and the terms of such reorganization, merger or consolidation shall provide that such Options shall continue in effect thereafter and shall be exercisable to acquire the number and type of securities or other consideration to which the Nonemployee Directors would have been entitled had they exercised such Options immediately prior to such reorganization, merger or consolidation; or

              (iii) the sale of all or substantially all of the property and assets of the Company.

     (e) Each Option shall be nontransferable by the optionee other than by will or the laws of descent and distribution, and shall be exercisable during the optionee's lifetime only by the optionee or the optionee's guardian or legal representative.

     (f) Options are not intended to qualify as "Incentive Stock Options."

     SECTION 4. AWARDS. From time to time the Board may grant to any Nonemployee Director such number of Options as the Board may determine. Each grant of Options hereunder shall be evidenced by an agreement between the Company and the recipient of such Options.

     SECTION 5.  STOCK SUBJECT TO PLAN.

     (a) The aggregate number of Common Shares issued and issuable pursuant to all Options granted under this Plan shall not exceed 500,000 subject to adjustment as provided in Section 8 hereof.

     (b) For purposes of Section 5(a) hereof, the aggregate number of Common Shares issued and issuable pursuant to all Options granted under this Plan shall at any time be deemed to be equal to the sum of the following:

              (i) the number of Common Shares that were issued prior to such time pursuant to the exercise of Options, other than Common Shares that were subsequently reacquired by the Company pursuant to the terms and conditions of Options and with respect to which the holder thereof received no benefits of ownership such as dividends; plus

              (ii) the number of Common Shares that were otherwise issuable prior to such time pursuant to the exercise of Options but that were withheld by the Company as payment of the purchase price of the Common Shares issued pursuant to such exercise or as payment of the recipient's tax withholding obligation with respect to such issuance; plus

              (iii) the maximum number of Common Shares issuable at or after such time pursuant to Options granted under this Plan prior to such time and not exercised as of such time.


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     SECTION 6.  DURATION OF PLAN.  Options shall not be granted under this Plan after November 1, 2006. Although Common Shares may be issued after November 1, 2006 pursuant to the exercise of Options granted prior to such date, no Common Shares shall be issued under this Plan after November 1, 2016.

     SECTION 7. ADMINISTRATION OF PLAN. This Plan shall be administered by the Board. Subject to the provisions of this Plan, the Board shall be authorized and empowered to do all things necessary or desirable in connection with the administration of this Plan, including, without limitation, the following:

     (a) adopt, amend and rescind rules and regulations relating to this Plan;

     (b) determine the terms and conditions of the Options, other than the terms and conditions specified in Section 3 hereof;

     (c) determine whether, and the extent to which, adjustments are required pursuant to Section 8 hereof; and

     (d) interpret and construe this Plan and the terms and conditions of all Options granted hereunder.

     SECTION 8. ADJUSTMENTS. If the outstanding securities of the class then subject to this Plan are increased, decreased or exchanged for or converted into cash, property or a different number or kind of securities, or if cash, property or securities are distributed in respect of such outstanding securities, in either case as a result of a reorganization, merger, consolidation, recapitalization, restructuring, reclassification, dividend (other than a regular, quarterly cash dividend) or other distribution, stock split, reverse stock split or the like, or if substantially all of the property and assets of the Company are sold, then, unless the terms of such transaction or this Plan shall provide otherwise, the Board shall make appropriate and proportionate adjustments in (a) the number and type of shares or other securities that may be acquired pursuant to Options theretofore granted under this Plan and (b) the maximum number and type of shares or other securities that may be issued pursuant to Options thereafter granted under this Plan as provided in Section 5 hereof.

     SECTION 9. AMENDMENT AND TERMINATION OF PLAN. The Board may amend or terminate this Plan at any time and in any manner, provided that no such amendment or termination shall deprive the recipient of any Option theretofore granted under this Plan, without the consent of such recipient, of any of his or her rights thereunder or with respect thereto.

     SECTION 10. EFFECTIVE DATE OF PLAN. This Plan shall be effective as of November 1, 1996, the date upon which it was approved by the Board.